SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event report): November 2, 2004

TIME WARNER TELECOM INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30218	84-1500624
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

10475 Park Meadows Drive Littleton, Colorado 80124

(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: (303) 566-1000

N/A

(Former name or former address, if changed since last report)

Item 1.01 Entry into a Material Definitive Agreement.

Time Warner Telecom Inc. entered into a new employment contract with Larissa Herda, Chairman and Chief Executive Officer, on October 27, 2004, effective November 1, 2004. The contract has a five-year term ending October 31, 2009. The minimum annual salary under the contract is Ms. Herda's current salary of $515,000 per year. Her target bonus is 100% of her annual salary, but may range from 0% to 150% of the target amount depending on her and the Company's actual performance.

The contract provides that Ms. Herda may terminate her employment with the Company upon thirty days notice for "good cause", as defined in the contract. In addition, the Company, with the approval of a majority vote of the board of directors, may terminate Ms. Herda's employment without cause. In either such case she is entitled to receive her base salary and target bonus that would have been payable for the balance of the employment term or 24 months, whichever is greater.

If Ms. Herda becomes disabled during the term of the contract, she will receive her salary for the first 26 weeks of the disability, and thereafter, the Company may elect to terminate her employment and pay 75% of her then current salary and target annual bonus amount pro-rated for an 18-month period. Ms. Herda's contract also provides for her to receive supplemental disability and life insurance coverage in addition to the Company's standard group disability and life insurance plans.

In connection with the execution of Ms. Herda's contract, the Board of Directors agreed to amend all of Ms. Herda's outstanding option agreements to provide that with respect to any options that have a strike price greater than $5.20, the closing pricing on Nasdaq of the Company's class A common stock on October 27, 2004, if Ms. Herda is terminated without cause during the term of her employment contract, she would have a period of one year following termination to exercise those options which are vested at the date of termination or vest within the one-year period. Previously, those options would have terminated if unexercised within 90 days of termination. As of October 27, 2004, Ms. Herda had outstanding options for 2,000,000 shares of Class A common stock with a strike price greater than $5.20.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Time Warner Telecom Inc.

/s/ Tina Davis

Vice President and Deputy General

Counsel

Dated: November 2, 2004

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